Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated November 17, 2021.

We also consent to the incorporation by reference of our report dated June 22, 2021, with respect to the financial statements and financial highlights of Federated Hermes Income Securities Trust (comprising Federated Hermes Short-Term Income Fund) included in its Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2021, into this Post-Effective Amendment No. 231 to the Registration Statement (Form N-1A, File No. 33-3164), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 16, 2021